     Exhibit 99.1

CVS HEALTH REPORTS STRONG FIRST QUARTER RESULTS
WOONSOCKET, RHODE ISLAND, May 4, 2022 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended March 31, 2022.

FIRST QUARTER HIGHLIGHTS	KEY FINANCIAL DATA

•Total revenues increased to $76.8 billion, up 11.2% compared to prior year
•GAAP diluted EPS of $1.74 and Adjusted EPS of $2.22
•Generated cash flow from operations of $3.6 billion

	Three Months Ended March 31,
In millions, except per share amounts	2022	2021	Change
Total revenues	$76,826	$69,097	$7,729
Operating income	3,490	3,577	(87)
Adjusted operating income (1)	4,483	4,205	278
Diluted earnings per share	$1.74	$1.68	$0.06
Adjusted EPS (2)	$2.22	$2.04	$0.18

2022 FULL-YEAR GUIDANCE
•Revised GAAP diluted EPS guidance range to $6.93 to $7.13 from $7.04 to $7.24
•Raised Adjusted EPS guidance range to $8.20 to $8.40 from $8.10 to $8.30
•Confirmed cash flow from operations guidance range of $12.0 billion to $13.0 billion

CEO COMMENTARY
“Our strategy improves access to affordable, convenient and personalized health care, which benefits consumers and shareholders. We once again showed the power of our purpose and potential, building on our strong momentum and raising full-year guidance as a result.”
-Karen S. Lynch, CVS Health President and CEO

Q1 IN THE SPOTLIGHT
Increased quarterly dividend by 10% effective February 1, 2022, resulting in the return of $722 million to shareholders in Q1. Repurchased approximately 19.1 million shares of common stock, marking the first time the Company has repurchased stock since 2017.

Continued to lead the nation’s pandemic response by administering more than six million COVID-19 tests and more than eight million COVID-19 vaccines in the first quarter of 2022.

Invested nearly $53 million to construct approximately 600 affordable housing units in Denver, Fresno, Nashville, and San Antonio, building on the Company’s commitment to addressing housing insecurities and increasing access to health care services in underserved communities.

Announced that Roger N. Farah will succeed David W. Dorman as Independent Chair of the Board of Directors following Chair Dorman’s retirement, effective with the annual meeting of stockholders to be held on May 11, 2022. Director Tony L. White will also retire in May at the end of his current term.

Investor Contact: Thomas Cowhey | Senior Vice President Capital Markets | (800) 201-0938
Media Contact: T.J. Crawford | Vice President External Affairs | (212) 457-0583

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 22 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 14 and page 21 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Consolidated First Quarter Results and Operational Highlights

	Three Months Ended March 31,
In millions, except per share amounts	2022	2021	Change
Total revenues	$76,826	$69,097	$7,729
Operating income	3,490	3,577	(87)
Adjusted operating income (1)	4,483	4,205	278
Net income	2,313	2,224	89
Diluted earnings per share	$1.74	$1.68	$0.06
Adjusted EPS (2)	$2.22	$2.04	$0.18

Financial Results

For the three months ended March 31, 2022 compared to the prior year:
•Total revenues increased 11.2% driven by growth across all segments.
•Operating income decreased 2.4% primarily due to the establishment of a legal settlement accrual related to the pending agreement with the State of Florida to settle all opioid claims against the Company for $484 million, which will be paid over a period of 18 years. The decrease in operating income was partially offset by the increase in adjusted operating income described below and a decrease in amortization of intangible assets compared to prior year.
•Adjusted operating income increased 6.6% primarily due to increased prescription and front store volume, including the sale of COVID-19 over-the-counter (“OTC”) test kits, and the impact of COVID-19 vaccinations in the Retail/LTC segment and improved purchasing economics and growth in specialty pharmacy in the Pharmacy Services segment.
•Interest expense decreased $71 million, or 10.8%, due to lower debt in the three months ended March 31, 2022.
•The effective income tax rate decreased to 21.5% compared to 25.1% primarily due to the impact of certain discrete tax items concluded in the first quarter of 2022. The Company’s adjusted effective income tax rate (3) remained relatively consistent compared to prior year.

Health Care Benefits Segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three months ended March 31, 2022 and 2021 were as follows:

	Three Months Ended March 31,
In millions, except percentages	2022	2021	Change
Total revenues	$23,109	$20,483	$2,626
Adjusted operating income (1)	1,751	1,782	(31)
Medical benefit ratio (“MBR”) (4)	83.5%	83.2%	0.3%
Medical membership (5)	24.5	23.6	0.9

•Total revenues increased 12.8% for the three months ended March 31, 2022 compared to the prior year driven by growth across all product lines.
•Adjusted operating income decreased slightly for the three months ended March 31, 2022 compared to the prior year primarily driven by net realized capital losses and the continued progression towards normalized total medical costs, largely offset by membership growth across all product lines.
•The MBR increased slightly to 83.5% in the three months ended March 31, 2022 compared to 83.2% in the prior year reflective of the continued progression towards normalized total medical costs.
•Medical membership as of March 31, 2022 of 24.5 million increased 674,000 members compared with December 31, 2021, reflecting increases across all product lines.
•The segment experienced favorable development of prior-years’ health care cost estimates in its Government Services and Commercial businesses during the three months ended March 31, 2022, primarily attributable to fourth quarter 2021 performance.
•Prior years’ health care costs payable estimates developed favorably by $676 million during the three months ended March 31, 2022. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2022 operating results.

See the supplemental information on page 16 for additional information regarding the performance of the Health Care Benefits segment.

Pharmacy Services Segment

The Pharmacy Services segment provides a full range of pharmacy benefit management solutions to employers, health plans, government employee groups and government sponsored programs. The segment results for the three months ended March 31, 2022 and 2021 were as follows:

	Three Months Ended March 31,
In millions	2022	2021	Change
Total revenues	$39,461	$36,321	$3,140
Adjusted operating income (1)	1,636	1,507	129
Total pharmacy claims processed (6) (7)	567.0	535.9	31.1
Pharmacy network (8)	484.3	455.4	28.9
Mail choice (9)	82.7	80.5	2.2

•Total revenues increased 8.6% for the three months ended March 31, 2022 compared to the prior year primarily driven by increased pharmacy claims volume, growth in specialty pharmacy and brand inflation, partially offset by continued client price improvements.
•Adjusted operating income increased 8.6% for the three months ended March 31, 2022 compared to the prior year primarily driven by improved purchasing economics, including increased contributions from the products and services of the Company’s group purchasing organization, and specialty pharmacy. These increases were partially offset by continued client price improvements.
•Total pharmacy claims processed increased 5.8% on a 30-day equivalent basis for the three months ended March 31, 2022 compared to the prior year. The increase was primarily driven by net new business, increased utilization and the impact of a weaker cough, cold and flu season experienced in the prior year. Excluding the impact of COVID-19 vaccinations, total pharmacy claims processed increased 5.5% on a 30-day equivalent basis for the three months ended March 31, 2022 compared to the prior year.

See the supplemental information on page 18 for additional information regarding the performance of the Pharmacy Services segment.

Retail/LTC Segment

The Retail/LTC segment fulfills prescriptions for medications, provides patient care programs, sells a wide assortment of health and wellness products and general merchandise, provides health care services through walk-in medical clinics, provides medical diagnostic testing, administers vaccinations and provides pharmacy services to long-term care facilities. The segment results for the three months ended March 31, 2022 and 2021 were as follows:

	Three Months Ended March 31,
In millions	2022	2021	Change
Total revenues	$25,418	$23,274	$2,144
Adjusted operating income (1)	1,605	1,394	211
Prescriptions filled (6) (7)	394.6	375.4	19.2

•Total revenues increased 9.2% for the three months ended March 31, 2022 compared to the prior year primarily driven by increased prescription and front store volume, including the sale of COVID-19 OTC test kits and the impact of a weaker cough, cold and flu season experienced in the prior year, as well as pharmacy brand inflation. These increases were partially offset by the impact of recent generic introductions, continued pharmacy reimbursement pressure and decreased COVID-19 diagnostic testing.
•Adjusted operating income increased 15.1% for the three months ended March 31, 2022 compared to the prior year primarily driven by the increased prescription and front store volume described above, the impact of COVID-19 vaccinations and improved generic drug purchasing. These increases were partially offset by continued pharmacy reimbursement pressure, increased investments in the segment’s operations and capabilities and decreased COVID-19 diagnostic testing.
•Prescriptions filled increased 5.1% on a 30-day equivalent basis for the three months ended March 31, 2022 compared to the prior year primarily driven by increased utilization and the impact of a weaker cough, cold and flu season experienced in the prior year. Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 5.6% on a 30-day equivalent basis for the three months ended March 31, 2022 compared to the prior year.

See the supplemental information on page 19 for additional information regarding the performance of the Retail/LTC segment.

2022 Full-Year Guidance

The Company revised its full-year 2022 GAAP diluted EPS guidance range to $6.93 to $7.13 from $7.04 to $7.24 and raised its full-year 2022 Adjusted EPS guidance range to $8.20 to $8.40 from $8.10 to $8.30. The Company also confirmed its full-year 2022 cash flow from operations guidance range of $12.0 billion to $13.0 billion.

The adjustments between full-year 2022 GAAP diluted EPS and Adjusted EPS include amortization of intangible assets, a legal settlement accrual, a loss on assets held for sale, the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and the impact of certain discrete tax items concluded in the first quarter of 2022.

Teleconference and Webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its first quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About CVS Health

CVS Health is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses, and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications, or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Learn more at www.cvshealth.com.

Cautionary Statement Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, Ms. Lynch’s quotation, the information under the headings “2022 Full-Year Guidance” and “Q1 In The Spotlight” and the information included in the endnotes and reconciliations. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties related to the COVID-19 pandemic, including the potential emergence of additional variants, vaccine and testing protocols, government testing initiatives, the geographies impacted by and the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns, and the timing, scope and impact of stimulus legislation and other federal, state and local governmental responses to the pandemic, as well as the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
In millions, except per share amounts	2022	2021
Revenues:
Products	$52,522	$47,387
Premiums	21,631	18,960
Services	2,505	2,453
Net investment income	168	297
Total revenues	76,826	69,097
Operating costs:
Cost of products sold	45,509	40,894
Benefit costs	17,951	15,704
Operating expenses	9,876	8,922
Total operating costs	73,336	65,520
Operating income	3,490	3,577
Interest expense	586	657
Other income	(42)	(50)
Income before income tax provision	2,946	2,970
Income tax provision	633	746
Net income	2,313	2,224
Net income attributable to noncontrolling interests	(1)	(1)
Net income attributable to CVS Health	$2,312	$2,223

Net income per share attributable to CVS Health:
Basic	$1.76	$1.69
Diluted	$1.74	$1.68
Weighted average shares outstanding:
Basic	1,312	1,313
Diluted	1,328	1,322
Dividends declared per share	$0.55	$0.50

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	March 31, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$8,442	$9,408
Investments	2,900	3,117
Accounts receivable, net	26,451	24,431
Inventories	18,160	17,760
Other current assets	5,530	5,292
Total current assets	61,483	60,008
Long-term investments	22,595	23,025
Property and equipment, net	12,844	12,896
Operating lease right-of-use assets	18,801	19,122
Goodwill	79,060	79,121
Intangible assets, net	28,543	29,026
Separate accounts assets	4,670	5,087
Other assets	4,877	4,714
Total assets	$232,873	$232,999

Liabilities:
Accounts payable	$12,738	$12,544
Pharmacy claims and discounts payable	18,572	17,330
Health care costs payable	10,260	8,808
Policyholders’ funds	4,138	4,301
Accrued expenses	16,619	17,670
Other insurance liabilities	1,387	1,303
Current portion of operating lease liabilities	1,849	1,646
Current portion of long-term debt	4,217	4,205
Total current liabilities	69,780	67,807
Long-term operating lease liabilities	17,786	18,177
Long-term debt	52,063	51,971
Deferred income taxes	5,829	6,270
Separate accounts liabilities	4,670	5,087
Other long-term insurance liabilities	6,363	6,402
Other long-term liabilities	2,242	1,904
Total liabilities	158,733	157,618

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	47,677	47,377
Treasury stock	(30,145)	(28,173)
Retained earnings	56,488	54,906
Accumulated other comprehensive income (loss)	(190)	965
Total CVS Health shareholders’ equity	73,830	75,075
Noncontrolling interests	310	306
Total shareholders’ equity	74,140	75,381
Total liabilities and shareholders’ equity	$232,873	$232,999

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In millions	2022	2021
Cash flows from operating activities:
Cash receipts from customers	$74,192	$66,487
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(44,365)	(39,171)
Insurance benefits paid	(16,616)	(15,456)
Cash paid to other suppliers and employees	(8,969)	(8,270)
Interest and investment income received	199	222
Interest paid	(782)	(876)
Income taxes paid	(96)	(44)
Net cash provided by operating activities	3,563	2,892

Cash flows from investing activities:
Proceeds from sales and maturities of investments	2,570	2,177
Purchases of investments	(3,474)	(3,131)
Purchases of property and equipment	(1,051)	(829)
Acquisitions (net of cash acquired)	(7)	(84)
Other	(31)	—
Net cash used in investing activities	(1,993)	(1,867)

Cash flows from financing activities:
Net borrowings of short-term debt	—	252
Repayments of long-term debt	(14)	(3,049)
Repurchase of common stock	(2,000)	—
Dividends paid	(722)	(656)
Proceeds from exercise of stock options	297	212
Payments for taxes related to net share settlement of equity awards	(62)	(3)
Other	(149)	59
Net cash used in financing activities	(2,650)	(3,185)
Net decrease in cash, cash equivalents and restricted cash	(1,080)	(2,160)
Cash, cash equivalents and restricted cash at the beginning of the period	12,691	11,043
Cash, cash equivalents and restricted cash at the end of the period	$11,611	$8,883

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In millions	2022	2021
Reconciliation of net income to net cash provided by operating activities:
Net income	$2,313	$2,224
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,055	1,126
Stock-based compensation	89	87
Deferred income taxes and other noncash items	(187)	(166)
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(1,967)	(2,093)
Inventories	(400)	879
Other assets	(352)	(286)
Accounts payable and pharmacy claims and discounts payable	1,974	576
Health care costs payable and other insurance liabilities	1,478	294
Other liabilities	(440)	251
Net cash provided by operating activities	$3,563	$2,892

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (EPS) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

The Company’s Non-GAAP adjusted effective income tax rate excludes from the relevant GAAP metric the corresponding tax benefit or expense related to the amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance and certain discrete tax items.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the unaudited condensed consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•During the three months ended March 31, 2022, the legal settlement accrual relates to the pending agreement with the State of Florida, entered into in March 2022, to resolve opioid claims dating back more than a decade. Under this agreement, CVS Health Corporation will settle all opioid claims against it and its subsidiaries by the State of Florida for $484 million, inclusive of certain legal fees, to be paid over a period of 18 years. The legal settlement accrual is reflected in the unaudited condensed consolidated statement of operations in operating expenses within the Corporate/Other segment.
•During the three months ended March 31, 2022, the loss on assets held for sale relates to the Commercial Business reporting unit within the Health Care Benefits segment. In March 2022, the Company reached an agreement to sell its international health care business domiciled in Thailand (“Thailand business”), which is included in the Commercial Business reporting unit. At that time, a portion of the Commercial Business goodwill was specifically allocated to the Thailand business. The net assets of the Thailand business were accounted for as assets held for sale and included in other current assets and accrued expenses on the unaudited condensed consolidated balance sheet at March 31, 2022. The carrying value of the Thailand business was determined to be greater than its fair value and a loss on assets held for sale was recorded. The sale is expected to close in the second quarter of 2022. The loss on assets held for sale is reflected in the unaudited condensed consolidated statement of operations in operating expenses within the Health Care Benefits segment.
•During the three months ended March 31, 2021, acquisition-related integration costs relate to the acquisition of Aetna Inc. The acquisition-related integration costs are reflected in the unaudited condensed consolidated statement of operations in operating expenses within the Corporate/Other segment.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision. During the three months ended March 31, 2022, the Company’s adjusted income tax provision also excludes the impact of certain discrete tax items concluded in the first quarter of 2022.

See endnotes (1), (2) and (3) on page 22 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 14 and page 21.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income to segment adjusted operating income:

	Three Months Ended March 31, 2022
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,409	$1,592	$1,483	$(790)	$(204)	$3,490
Amortization of intangible assets	301	44	122	1	—	468
Legal settlement accrual	—	—	—	484	—	484
Loss on assets held for sale	41	—	—	—	—	41
Adjusted operating income (loss) (1)	$1,751	$1,636	$1,605	$(305)	$(204)	$4,483

	Three Months Ended March 31, 2021
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,380	$1,452	$1,265	$(345)	$(175)	$3,577
Amortization of intangible assets	402	55	129	1	—	587
Acquisition-related integration costs	—	—	—	41	—	41
Adjusted operating income (loss) (1)	$1,782	$1,507	$1,394	$(303)	$(175)	$4,205

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$2,312	$1.74	$2,223	$1.68
Amortization of intangible assets	468	0.35	587	0.44
Legal settlement accrual	484	0.36	—	—
Loss on assets held for sale	41	0.03	—	—
Acquisition-related integration costs	—	—	41	0.03
Tax impact of non-GAAP adjustments	(363)	(0.26)	(154)	(0.11)
Adjusted income attributable to CVS Health (2)	$2,942	$2.22	$2,697	$2.04

Weighted average diluted shares outstanding		1,328		1,322

Adjusted Effective Income Tax Rate
(Unaudited)

The following are reconciliations of the effective income tax rate (GAAP measure) to the adjusted effective income tax rate:

	Three Months Ended March 31,
	2022	2021
Effective income tax rate (GAAP measure)	21.5%	25.1%
Impact of non-GAAP adjustments	3.8	(0.1)
Adjusted effective income tax rate (3)	25.3%	25.0%

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income, which is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following is a reconciliation of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Pharmacy Services (a)	Retail/ LTC	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
March 31, 2022
Total revenues	$23,109	$39,461	$25,418	$126	$(11,288)	$76,826
Adjusted operating income (loss) (1)	1,751	1,636	1,605	(305)	(204)	4,483
March 31, 2021
Total revenues	20,483	36,321	23,274	135	(11,116)	69,097
Adjusted operating income (loss) (1)	1,782	1,507	1,394	(303)	(175)	4,205
_____________________________________________
(a)Total revenues of the Pharmacy Services segment include approximately $3.8 billion and $3.4 billion of retail co-payments for the three months ended March 31, 2022 and 2021, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Pharmacy Services segment, and/or the Retail/LTC segment. Intersegment adjusted operating income eliminations occur when members of Pharmacy Services Segment clients (“PSS members”) enrolled in Maintenance Choice® elect to pick up maintenance prescriptions at one of the Company’s retail pharmacies instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail/LTC segments record the adjusted operating income on a stand-alone basis.

Supplemental Information
(Unaudited)

Health Care Benefits Segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages and basis points (“bps”)	2022	2021	$	%
Revenues:
Premiums	$21,614	$18,942	$2,672	14.1%
Services	1,406	1,393	13	0.9%
Net investment income	89	148	(59)	(39.9)%
Total revenues	23,109	20,483	2,626	12.8%
Benefit costs	18,049	15,757	2,292	14.5%
MBR (Benefit costs as a % of premium revenues) (4)	83.5%	83.2%	30	bps
Operating expenses	$3,651	$3,346	$305	9.1%
Operating expenses as a % of total revenues	15.8%	16.3%
Operating income	$1,409	$1,380	$29	2.1%
Operating income as a % of total revenues	6.1%	6.7%
Adjusted operating income (1)	$1,751	$1,782	$(31)	(1.7)%
Adjusted operating income as a % of total revenues	7.6%	8.7%
Premium revenues (by business):
Government	$16,195	$13,917	$2,278	16.4%
Commercial	5,419	5,025	394	7.8%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	March 31, 2022			December 31, 2021			March 31, 2021
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (5)
Commercial	3,285	13,924	17,209	3,258	13,530	16,788	3,201	13,584	16,785
Medicare Advantage	3,169	—	3,169	2,971	—	2,971	2,874	—	2,874
Medicare Supplement	1,292	—	1,292	1,285	—	1,285	1,146	—	1,146
Medicaid	2,375	477	2,852	2,333	471	2,804	2,184	637	2,821
Total medical membership	10,121	14,401	24,522	9,847	14,001	23,848	9,405	14,221	23,626

Supplemental membership information:
Medicare Prescription Drug Plan (standalone)			6,022			5,777			5,694

Supplemental Information
(Unaudited)

The following table shows the components of the change in health care costs payable during the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
In millions	2022	2021
Health care costs payable, beginning of period	$8,808	$7,936
Less: Reinsurance recoverables	8	10
Health care costs payable, beginning of period, net	8,800	7,926
Add: Components of incurred health care costs
Current year	18,536	16,291
Prior years (a)	(676)	(652)
Total incurred health care costs (b)	17,860	15,639
Less: Claims paid
Current year	10,225	9,538
Prior years	6,183	5,767
Total claims paid	16,408	15,305
Add: Premium deficiency reserve	13	7
Other (c)	(13)	—
Health care costs payable, end of period, net	10,252	8,267
Add: Reinsurance recoverables	8	5
Health care costs payable, end of period	$10,260	$8,272
_____________________________________________
(a)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(b)Total incurred health care costs for the three months ended March 31, 2022 and 2021 in the table above exclude (i) $13 million and $7 million, respectively, for a premium deficiency reserve related to the Company’s Medicaid products, (ii) $19 million and $13 million, respectively, of benefit costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets and (iii) $59 million and $45 million, respectively, of benefit costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets.
(c)As a result of the planned divestiture of the Thailand business, the net assets associated with this business were accounted for as assets held for sale and the associated health care costs payable balance was reclassified to accrued expenses on the unaudited condensed consolidated balance sheet at March 31, 2022.

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	March 31, 2022	December 31, 2021	March 31, 2021
Days Claims Payable (10)	51.7	49.1	47.6

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2022	2021	$	%
Revenues:
Products	$39,164	$36,067	$3,097	8.6%
Services	297	254	43	16.9%
Total revenues	39,461	36,321	3,140	8.6%
Cost of products sold	37,490	34,523	2,967	8.6%
Gross profit (11)	1,971	1,798	173	9.6%
Gross margin (Gross profit as a % of total revenues) (11)	5.0%	5.0%
Operating expenses	$379	$346	$33	9.5%
Operating expenses as a % of total revenues	1.0%	1.0%
Operating income	$1,592	$1,452	$140	9.6%
Operating income as a % of total revenues	4.0%	4.0%
Adjusted operating income (1)	$1,636	$1,507	$129	8.6%
Adjusted operating income as a % of total revenues	4.1%	4.1%
Revenues (by distribution channel):
Pharmacy network (8)	$22,824	$21,893	$931	4.3%
Mail choice (9)	16,374	14,248	2,126	14.9%
Other	263	180	83	46.1%
Pharmacy claims processed: (6) (7)
Total (a)	567.0	535.9	31.1	5.8%
Pharmacy network (8)	484.3	455.4	28.9	6.3%
Mail choice (9)	82.7	80.5	2.2	2.7%
Generic dispensing rate: (7) (12)
Total (b)	87.7%	88.1%
Pharmacy network (8)	88.1%	88.5%
Mail choice (9)	85.6%	85.7%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, total pharmacy claims processed increased 5.5% on a 30-day equivalent basis for the three months ended March 31, 2022 compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Pharmacy Services segment’s total generic dispensing rate was 88.8% and 88.9% in the three months ended March 31, 2022 and 2021, respectively.

Supplemental Information
(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2022	2021	$	%
Revenues:
Products	$24,605	$22,394	$2,211	9.9%
Services	829	834	(5)	(0.6)%
Net investment income (loss)	(16)	46	(62)	(134.8)%
Total revenues	25,418	23,274	2,144	9.2%
Cost of products sold	18,765	17,042	1,723	10.1%
Gross profit (11)	6,653	6,232	421	6.8%
Gross margin (Gross profit as a % of total revenues) (11)	26.2%	26.8%
Operating expenses	$5,170	$4,967	203	4.1%
Operating expenses as a % of total revenues	20.3%	21.3%
Operating income	$1,483	$1,265	$218	17.2%
Operating income as a % of total revenues	5.8%	5.4%
Adjusted operating income (1)	$1,605	$1,394	$211	15.1%
Adjusted operating income as a % of total revenues	6.3%	6.0%
Revenues (by major goods/service lines):
Pharmacy	$19,532	$17,885	$1,647	9.2%
Front Store	5,313	4,642	671	14.5%
Other	589	701	(112)	(16.0)%
Net investment income (loss)	(16)	46	(62)	(134.8)%
Prescriptions filled (6) (7) (a)	394.6	375.4	19.2	5.1%
Same store sales increase (decrease): (13)
Total	10.7%	0.4%
Pharmacy	10.1%	4.1%
Front Store	13.2%	(11.4)%
Prescription volume (7)	6.1%	1.0%
Generic dispensing rate (7) (12) (b)	87.5%	87.4%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 5.6% on a 30-day equivalent basis for the three months ended March 31, 2022 compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Retail/LTC segment’s total generic dispensing rate was 89.9% and 89.5% in the three months ended March 31, 2022 and 2021, respectively.

Supplemental Information
(Unaudited)

Corporate/Other Segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2022	2021	$	%
Revenues:
Premiums	$17	$18	$(1)	(5.6)%
Services	14	14	—	—%
Net investment income	95	103	(8)	(7.8)%
Total revenues	126	135	(9)	(6.7)%
Cost of products sold	10	8	2	25.0%
Benefit costs	59	45	14	31.1%
Operating expenses	847	427	420	98.4%
Operating loss	(790)	(345)	(445)	(129.0)%
Adjusted operating loss (1)	(305)	(303)	(2)	(0.7)%

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2022
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$9,214	$6.93	$9,484	$7.13
Non-GAAP adjustments:
Amortization of intangible assets	1,870	1.41	1,870	1.41
Legal settlement accrual	484	0.36	484	0.36
Loss on assets held for sale	41	0.03	41	0.03
Tax impact of non-GAAP adjustments	(709)	(0.53)	(709)	(0.53)
Adjusted income attributable to CVS Health (2)	$10,900	$8.20	$11,170	$8.40

Weighted average diluted shares outstanding		1,330		1,330

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as the establishment of certain legal settlement accruals, losses on assets held for sale and acquisition-related integration costs. The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) Adjusted EPS is calculated by dividing adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as the establishment of certain legal settlement accruals, losses on assets held for sale, acquisition-related integration costs and the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) The Company defines the adjusted effective income tax rate as the effective income tax rate (GAAP measure) excluding the corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted effective income tax rate. During the three months ended March 31, 2022, the Company’s adjusted effective income tax rate also excludes the impact of certain discrete tax items concluded in the first quarter of 2022.
(4) Medical benefit ratio is calculated as benefit costs divided by premium revenues and represents the percentage of premium revenues spent on medical benefits for the Company’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Company’s insured Health Care Benefits products.
(5) Medical membership represents the number of members covered by the Company’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on segment total revenues and operating results.
(6) Total pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or its own mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Retail/LTC segment’s pharmacies. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(7) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(8) Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity, which is included within the mail choice category. Maintenance Choice permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order.
(9) Mail choice is defined as claims filled at a Pharmacy Services mail order facility, which includes specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as prescriptions filled at the Company’s retail pharmacies under the Maintenance Choice program.
(10) Days claims payable is calculated by dividing the health care costs payable at the end of each quarter by the average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Company’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(11) Gross profit is calculated as the segment’s total revenues less its cost of products sold. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Pharmacy Services and Retail/LTC segments.
(12) Generic dispensing rate is calculated by dividing the segment’s generic drug prescriptions processed or filled by its total prescriptions processed or filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.
(13) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues from MinuteClinic and revenues and prescriptions from LTC operations. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.